Exhibit 10.37

STATE OF SOUTH CAROLINA	)
	)	TRIPLE NET LEASE AGREEMENT
COUNTY OF BERKELEY	)

THIS TRIPLE NET LEASE AGREEMENT (the “Lease”) dated as of the 1st day of October, 2008, to be effective as set forth in Section 25 below (the “Effective Date”), by and between DUCK POND CREEK—SPE, LLC, a South Carolina limited liability company (“Landlord”) and BLACKBAUD, INC., a Delaware corporation, (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain lease agreement dated October 13, 1999 (the “Existing Lease”), whereby Tenant leased approximately 25 acres of property together with improvements thereon (the “Old Parcel”) from Landlord; and

WHEREAS, Landlord and Tenant entered into that certain nonbinding letter of intent (“LOI”) on or about August 29, 2008; and

WHEREAS, Landlord and Tenant have agreed to completely replace the Existing Lease with this Lease and all of the terms and conditions of the LOI have been incorporated herein; and

WHEREAS, as of the Effective Date, neither party shall rely on any terms and conditions set forth in the LOI, the Existing Lease, nor any other documentation pre-dating this Lease;

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) in hand paid by Tenant to Landlord, the receipt and sufficiency of which are hereby acknowledged and in consideration of the rents to be paid to Landlord by Tenant, and covenants and agreements herein agreed to be performed by Landlord and Tenant, Landlord does hereby grant and lease to Tenant, the following described below-described property, subject to the following terms and conditions:

1. Property. The Property is hereby described as that certain real property located in Berkeley County, South Carolina, being approximately seventeen and six hundred seventy eight thousandths (17.678) acres, together with improvements thereon, all as more particularly described in Exhibit A, attached hereto and incorporated by reference herein (the “Property”), which Property does not include the parcel designated as “7.70 Acre Development Parcel” on said Exhibit A. The Property includes all buildings and improvements located or to be located thereon.

2. Term.

a. Initial Term. The initial term (“Initial Term”) of this Lease shall be fifteen (15) years, commencing on the first (1st) day of October, 2008, and expiring at 11:59 p.m. on the thirtieth (30th) day of September, 2023

b. Options To Renew Lease. Tenant shall have the option to renew for two (2) additional terms (“Option Terms”) of five (5) years each (the Initial Term and any exercised Option Terms sometimes collectively referred to hereinafter as the “Term”). All terms and conditions of this Lease shall be applicable during the Option Terms except that Base Rent for any such renewal term(s) shall be in the amount set forth on Exhibit B hereto. Tenant may exercise its right to an Option Term under the following terms and conditions:

a. As a condition precedent to Tenant’s exercise of each of the Option Terms all of the following must be true:

i. Tenant is occupying the Premises at the time any Option Term is exercisable by Tenant; and

ii. Tenant is not in default under any terms, conditions, and covenants contained in this Lease at the time any Option Term is exercisable.

b. No later than Three Hundred Sixty (360) days prior to the expiration of the Term or any Option Term, if applicable, the Tenant must submit written notification to Landlord of Tenant’s desire to renew the lease for an Option Term. TIME IS OF THE ESSENCE.

3. Net Lease. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THIS IS A TRIPLE NET LEASE AND LANDLORD SHALL NOT BE REQUIRED TO PAY ANY EXPENSE, TO PROVIDE ANY SERVICES, OR TO DO ANY ACT OR THING WITH RESPECT TO THE PROPERTY, INCLUDING THE BUILDING, IMPROVEMENTS, OR ANY APPURTENANCES. THE RENT PAYABLE UNDER THIS LEASE SHALL BE PAID TO LANDLORD WITHOUT ANY CLAIM ON THE PART OF TENANT FOR DIMINUTION, SET-OFF OR ABATEMENT AND NOTHING SHALL SUSPEND, ABATE OR REDUCE ANY RENT TO BE PAID HEREUNDER.

4. Rental.

a. Monthly Rental. During the Term, Tenant shall pay to Landlord a monthly base rent (the “Base Rent”) as set forth on Exhibit B attached hereto and incorporated herein by reference. Rent shall be due and payable on the first (1st) day of each month with any partial months to be pro-rated.

b. Additional Rent. During the Term, in addition to the Base Rent, Tenant shall pay additional rent (“Additional Rent”) as follows:

i. Utilities. Tenant agrees to maintain all utilities in its name and pay all utilities for the Property, including, but not limited to, gas, water, sewer, electricity, and disposal waste fees.

ii. Real Estate Taxes and Assessments. Tenant shall pay all real estate taxes and assessments, including any fees in lieu of taxes, both general and special, which may be levied or assessed by the taxing authorities against the land, buildings and all other improvements within or constituting the Property. Tenant shall pay all real estate taxes and assessments it has been duly assessed directly to the taxing authority.

iii. Personal Property Taxes and Assessments. The Tenant, at all times, shall be responsible for and shall pay, before delinquency, all municipal, county, state or federal taxes, including any fees in lieu of taxes, assessed against any leasehold interest or any fixtures, furnishings, equipment, stock and trade, or other personal property owned, installed or used on the Property, or any further improvements to the Property by Tenant or by Landlord if requested by Tenant.

iv. Documentary and Rental Taxes. Should any governmental taxing authority acting under any present or future law, ordinance or regulation, levy, assess, or impose any documentary stamp tax for tax, excise and/or assessment (other than an income or franchise tax, upon or against the rentals payable by Tenant to the Landlord, or on any rental leasing, or letting of the Property) due to the execution hereof, either by way of substitution or in addition to any existing tax on land and buildings or otherwise, Tenant shall be responsible for and shall pay such documentary stamp tax, tax, excise and/or assessment, including any fees in lieu of taxes, or shall reimburse Landlord for any amount thereof as the case may be.

v. Insurance. Tenant shall pay for property and casualty insurance with respect to the Property sufficient, in the reasonable opinion of Landlord and agreed to by Tenant on an annual basis, to protect Landlord from any loss.

vi. Daniel Island Property Assessments. Tenant shall pay all assessments assessed by the property owners’ associations specific to the Property.

vii. Allocation of Utilities, Taxes, and Insurance Costs. To the extent that any costs of or expenses for any utilities, taxes or insurance, as provided above, are charged or billed to Landlord or to Tenant, Landlord and Tenant shall fairly allocate the same as between the Property and any adjacent property. It is the intent of this paragraph that Tenant shall not be responsible for paying any costs or expenses allocable to the adjacent stadium property. In the event that Landlord and Tenant cannot agree on any such allocation, Landlord and Tenant shall agree on and choose, in good faith, an appropriate independent expert or other independent qualified individual to make such allocation, and the determination of such expert or qualified individual shall be conclusive and binding upon Landlord and Tenant.

c. Additional Charges. Any charges due Landlord by Tenant under this Lease, including but not limited to damage to the Property caused by Tenant or Tenant’s employees, agents, contractors, licensees, or invitees, legal fees, costs of default remedies, past due charges for utilities, insurance, cleaning, maintenance and repairs, etc., or for work done on the Property by order of Tenant. (Base Rent and Additional Rent may sometimes be referred to collectively as “Rent”.)

d. Late Charges. In the event any monthly payment of Rent shall not be paid within ten (10) days of when such payment is due, Tenant shall pay an additional amount equal to two percent (2%) of the amount due for each ten days that the amount due remains unpaid.

e. Fees in Lieu of Taxes. The Property is currently subject to a “fee-in-lieu” of taxes agreement. In the event Tenant desires to contest, modify or change the agreement, such attempts shall only be undertaken jointly with Landlord.

5. Use of Property and Compliance with Laws. Tenant agrees to use the Property as permitted by laws and zoning, with applicable reasonable ancillary uses including coffee bars, vending machines, lunchrooms, cafeteria and kitchen facilities in support thereof, exercise\health facilities and any other legally permitted uses consistent with the character of first-class office buildings in the Tri-County region of Charleston, South Carolina. Blackbaud shall be entitled to use the Building stairwells between all floors comprising the Premises for interfloor traffic. Tenant agrees to comply with and adhere to all laws, whether municipal, state, federal or otherwise, applicable to and effecting the Property, including but not limited to all environmental laws.

6. Existing Easement. This Lease is subject to that certain Declaration of Access and Parking Easement dated October 8, 1999 and recorded on October 18, 1999 and re-recorded on December 22, 1999, a copy of which is attached hereto and incorporated by reference herein as Exhibit C (the “Existing Easement”). The parties represent and warrant that the Existing Easement is in full force and effect and neither party is, nor has been, in default thereunder. The Existing Easement shall be amended to increase the number of spaces reserved to Tenant’s exclusive use from 50 to 100.

7. Access and Parking Easement. The Property is also subject to that certain Joint Use Access and Parking Easement attached hereto and incorporated by reference herein as Exhibit D (the “Access and Parking Easement”).

8. Examination of Property. Tenant has occupied the Property since it was built and is familiar with its present condition. Tenant agrees to accept the Property in its current AS-IS condition except for Landlord’s maintenance, repair and replacement obligations set forth in the first sentence of paragraph 10 below, entitled Maintenance and Repair. Landlord makes no warranties of any kind, express or implied, regarding the Property, its condition, or its potential uses.

9. Insurance.

a. Insurance Required. Tenant shall not carry any stock of goods or do anything in or about the Property which would, in any way, restrict or invalidate any insurance coverage of the Property. Tenant agrees to pay, upon demand, as Additional Rent, any and all premiums of insurance carried by the Landlord on the leased Property resulting from or in connection with Tenant’s use or occupancy, including, without limitation, hazard insurance for the Property and the improvements located thereon in the full amount of their full replacement value. Such insurance shall be at customary market rates and (with respect to coverage other than hazard insurance) shall be for insurance of such types and amounts as are customarily maintained by landlords under net leases of first-class office properties in the Charleston area, and Landlord shall provide Tenant, upon request, with evidence of such coverage. Landlord may elect to carry any such insurance in the form of umbrella coverage and Landlord’s hazard insurance shall include a customary waiver of subrogation against Tenant and its agents and employees. Tenant shall keep in full force and effect at Tenant’s expense, insurance for personal property, trade fixture, property damage, business interruption, environmental injury (to the extent customary for office tenants under net leases of first-class offices in the Charleston area and available at customary market rates), and public liability all in form and substance reasonably satisfactory to Landlord, in which Tenant and Landlord shall be named as the Insured and Landlord as the additional insured with the following minimum coverage: replacement cost as to property damage and Five Million Dollars ($5,000,000.00) as to general liability. Said policy or policies shall bear endorsements to the effect that the insurer agrees to notify the Landlord not less than thirty (30) days in advance of any modification or cancellation thereof. Tenant shall provide Landlord with a certificate of insurance prior to Lease commencement. Should Tenant fail to carry such public liability insurance, the Landlord may, at its option (but shall not be required to do so) cause public liability insurance as aforementioned, to be issued, and, in such event, the Tenant agrees to pay the premium for said insurance promptly upon Landlord’s demand.

b. Increased Insurance Risk. Tenant will not permit the Property to be used for any purpose which would render the insurance thereon void or cause cancellation thereof or the insurance risk more hazardous or increase the insurance premiums in effect at the time prior to commencement of the term of this Lease. Tenant will not keep, use or sell, or allow to be kept, used or sold in or about the Property, any article or material which is prohibited by law or by standard fire insurance policies of the kind customarily in force with respect to premises of same general type as the Property. If the insurance premium is increased due to Tenant’s occupancy, Tenant agrees to immediately pay the amount of such increase and to maintain such insurance in effect in accordance with the provision of this Lease.

c. INSURANCE FOR PERSONAL PROPERTY. ALL PERSONAL PROPERTY, MERCHANDISE, FIXTURES, AND EQUIPMENT LOCATED, PLACED OR MOVED INTO THE PROPERTY SHALL BE AT THE RISK OF TENANT OR THE OWNERS THEREOF, AND LANDLORD SHALL NOT BE LIABLE FOR ANY DAMAGES, LOSS OR THEFT OF SAID PERSONAL PROPERTY, MERCHANDISE, FIXTURES, OR EQUIPMENT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS LEASE..

10. Maintenance and Repair. Landlord’s sole obligations shall be repair, replacement and maintenance of the foundation, structural elements, exterior walls, and exterior windows of the Property. At Tenant’s expense, Tenant shall perform all other maintenance and repairs necessary to maintain the improvements in a first class operating condition and repair, both interior or exterior, ordinary or extraordinary, including the roof, window glass, plate glass, store fronts, sidewalks, curbs, parking lots, parking spaces, doors, windows (except exterior windows), screens, awnings, locks, keys, weather stripping and thresholds as well as all interior walls, floors, walls, ceilings and floor coverings. Tenant’s responsibility shall also include landscaping; irrigation; the replacement, servicing, repair and maintenance of equipment and fixtures at the Property, including the heating, ventilation, and air conditioning systems and changing filters for such systems. Tenant shall also repair and be responsible for the damage caused by stoppage, breakage, leakage, overflow, discharge or freezing of plumbing pipes, soil lines or fixtures. If any part of the improvements is damaged by Tenant, or Tenant’s employees, agents, or invitees or any breaking and entering of said improvements, Tenant shall provide Landlord with immediate written notification of all damage to the Property. After notification and approval by Landlord, repairs shall be made promptly at Tenant’s expense so as to restore said improvement to its previous condition. If Tenant refuses or neglects to commence the necessary repairs within thirty (30) days after the written demand by Landlord (other than in the case of emergency), Landlord may (but shall not be required to) make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s stock, business, equipment, or fixtures by reason thereof, and if Landlord makes such repairs, Tenant shall pay to Landlord, on demand, as Additional Rent, the cost thereof. Tenant’s failure to pay shall constitute a default under this Lease. Tenant’s failure to give, or unreasonable delay in giving, notice of needed repairs or defects shall make Tenant liable for any loss or damage resulting from delay or needed repairs.

11. Upkeep and Sanitation. Tenant shall keep the Property broom clean, sanitary and in compliance with all health and safety laws, ordinances and requirements applicable to Tenant of any legally constituted public authority. Cleaning includes removing of any trash or refuse deposited in the Property by Tenant, Tenant’s customers or anyone else (except Landlord or its agents, employees or contractors). Tenant shall employ, if Landlord reasonably determines it is necessary, a reputable pest extermination company at regular intervals.

12. Hazardous Materials.

a. Tenant represents, warrants and agrees that: (i) the Property shall be kept free of Hazardous Materials (as defined herein), arising from Tenant’s use or occupancy of the Property (and that of its agents, employees, contractors, and invitees) except for small amount of Hazardous Materials such as copy toner and cleaning supplies used in the ordinary course of Tenant’s business and office use and at all times subject to any applicable Environmental Laws, and shall not be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, produce or process Hazardous Materials; (ii) Tenant shall not cause or permit the installation of Hazardous Materials in, on, over or under the Property or a Release (hereinafter defined) of Hazardous Materials onto or from the Property or suffer the presence of Hazardous Materials in, on, over or under the Property; (iii) Tenant shall comply with, and insure compliance by Tenant’s agents, employees, contractors, and invitees with, all applicable Environmental Laws (as hereinafter defined) relating to or affecting the Property, and Tenant shall keep the Property free and clear of any liens imposed pursuant to any applicable Environmental Laws, all at Tenant’s sole cost and expense; (iv) Tenant shall immediately give Landlord oral and written notice in the event that Tenant receives any notice from any governmental agency, entity, or any other party with regard to Hazardous Materials on, from or affecting the Property and Tenant shall conduct and complete all investigations, studies, sampling and testing, and all remedial soil removal, and other actions necessary to clean up and remove all Hazardous Materials on, from or affecting the Property in accordance with all applicable Environmental Laws.

b. Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all liens, demands, actions, suits, proceedings, disbursements, liabilities, losses, litigation, damages, judgments, obligations, penalties, injuries, costs, expenses (including without limitation, reasonable attorney and expert fees and expenses) and claims of any and every kind whatsoever paid, incurred, suffered by or asserted against Landlord and/or the Property for, with respect to, or as a direct or indirect result of the following: (i) the presence in, on, over or under, or the escape, seepage, leakage, spillage, discharge, emission or release on or from, the Property of any Hazardous Materials if caused by or within the control of the Tenant; (ii) the failure by Tenant to comply fully with the terms and provisions of this paragraph. In the event Landlord suspects Tenant has violated any of the covenants, warranties or representations contained in this paragraph, or that the Property is not in compliance with the Environmental Laws for any reason, or that the premises are not free of Hazardous Materials for any reason, Tenant shall take such steps as Landlord requires by written notice to Tenant in order to confirm or deny such occurrences, including, without limitation, the preparation of environmental studies, surveys or reports. In the event Tenant fails to take such action, Landlord may take such action as Landlord deems necessary, and the cost and expenses of all actions taken by Landlord, including, without limitation, Landlord’s attorney’s fees, shall be added as Additional Rent. Notwithstanding the foregoing, in no event shall Tenant be responsible to Landlord for the presence or release of Hazardous Materials at, within, or around the Property or for the violation of any Environmental Laws (i) which existed prior to the commencement of Tenant’s use or occupancy of the Property or (ii) which was not caused in whole or in part by Tenant or its agents, employees, officers, partners, contractors, or invitees.

c. Landlord hereby agrees to indemnify Tenant and hold Tenant harmless from and against any and all liens, demands, actions, suits, proceedings, disbursements, liabilities, losses, litigation, damages, judgments, obligations, penalties, injuries, costs, expenses (including without limitation, reasonable attorney and expert fees and expenses) and claims of any and every kind whatsoever paid, incurred, suffered by or asserted against Tenant and/or the Property for, with respect to, or as a direct or indirect result of the following: (i) the presence in, on, over or under, or the escape, seepage, leakage, spillage, discharge, emission or release on or from the Property of any Hazardous Materials prior to the Commencement Date or (ii) the presence in, on, over or under, or the escape, seepage, leakage, spillage, discharge, emission or release of Hazardous Materials in connection with the use of the Property by Landlord or the employees, agents, tenants, licensees, or invitees of Landlord in connection with the use of the Stadium Property and the easement set forth in Exhibit C hereof.

d. For the purposes of this Agreement Lease: (i) “Hazardous Material” or “Hazardous Materials” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, and/or any hazardous, toxic or dangerous waste, substance or material defined as such or defined as a Hazardous Substance or any similar term, by, in, or for the purposes of the Environmental Laws, including, without limitation section 101(14) of CERCLA (hereinafter defined); (ii) “Release” shall have the meaning given such term, or any similar term, in the Environmental Laws, including, without limitation, Section 101(22) of CERCLA; and (iii) “Environmental Law” or “Environmental Laws” shall mean any “Super Fund” or “Super Lien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials as may now or at any time hereafter be in effect, including, without limitation, the following, as same may be amended or replaced from time to time, and all regulations promulgated thereunder or in connection therewith: the Super Fund Amendments and Reauthorization Act of 1986 (“SARA”); The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); The Clean Air Act (“CAA”); the Clean Water Act (“CWA”); The Toxic Substances Control Act (“TSCA”); The Solid Waste Disposal Act (“SWDA”), as amended by the Resource Conservation and Recovery Act (“RCRA”); the Hazardous Waste Management System; and the Occupational Safety and Health Act of 1970 (“OSHA”). The obligations and liabilities of Tenant and Landlord under this Paragraph shall survive this Lease and any eviction of, or abandonment by, the Tenant.

13. Alterations.

a. Capital Improvement Alterations. Simultaneously herewith, Landlord and Tenant entered into that certain Capital Replacement Escrow Agreement which is attached hereto and incorporated herein by reference as Exhibit E (the “Escrow Agreement”), which governs all capital improvements to the Property.

b. All Other Alterations. Tenant shall be allowed to make reasonable non-capital alterations to the Property provided any such alterations are in accordance with all applicable building codes, are approved by Landlord IN WRITING and IN ADVANCE, which approval shall not unreasonably be withheld or delayed. All such improvements made with or without Landlord’s written consent shall become part of the Property unless Landlord requires Tenant to remove the improvements at the expiration or earlier termination of the Lease, such election to be made solely by Landlord and at the time of approving said alterations. If Landlord elects to require removal, the Tenant will return the Property to the same condition it was in immediately prior to the improvements.

Trade fixtures and office furniture shall be installed so as to be readily removable without injury to the Property or any injury caused by said removal shall be repaired immediately at Tenant’s expense. Said trade fixtures shall be removed from the Property before the end of this Lease or shall be deemed abandoned by Tenant. Tenant shall not install or maintain any equipment, partitions, furniture, etc. which the weight or the operation of which would tend to injure or be detrimental to the Property.

Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to any non-capital alterations that (a) cost less than $50,000.00 on a per-project basis; (b) do not materially affect the Property’s systems, structural components, or exterior; and (c) do not adversely affect the market value or utility of the Property. All alterations by Tenant shall be performed with due diligence, in a good and workmanlike manner consistent with industry standards in the Charleston, South Carolina area for design and construction of first-class office buildings, in compliance with all laws (including any Daniel Island restrictions), and shall be promptly paid for by Tenant.

14. Assignment or Sub-Lease. Tenant shall not, without written consent of Landlord, in each case, which shall not be unreasonably withheld or delayed, assign, transfer, mortgage, pledge or otherwise encumber or dispose of this Lease, or sublet the Property, or any part thereof, or permit the Property to be occupied by other persons. Notwithstanding, Tenant may assign or sublease the Property or portions thereof (subject to all of the terms and conditions of this Lease) to an entity controlling, controlled by or under common control with Tenant, so long as Tenant remains fully liable for the Rent and other obligations hereunder, and Tenant gives to Landlord thirty (30) days written notice. If this Lease is assigned, or if the Property, or any part thereof, be subject to the possession of or occupied by any other person, firm, office or corporation, with or without written permission of Landlord, it will not relieve Tenant of any obligations under the terms of this Lease and if sublet, assigned or occupied without the Landlord’s permission or proper notice, this Lease may, at the option of the Landlord, be terminated in seven (7) days. Any proposed assignee that proposes to assume Tenant’s obligations hereunder shall execute an assumption agreement reasonably satisfactory to Landlord before consent shall be given. Tenant shall not be entitled directly or indirectly to sublet the Property or to assign, sell or transfer this Lease or any portion thereof except pursuant to this Section. Any attempted transfer or sublet other than in accordance with this Section shall be null and void ab initio and shall constitute a default under this Lease. If Tenant desires to transfer any rights hereunder and to request a release from this lease, Tenant may make a written request to Landlord for a release. Tenant acknowledges that Landlord shall have the right to negotiate a new Lease with such third party either under the same terms and conditions of this Lease or upon new terms and conditions. Landlord agrees to begin such negotiations upon the request of Tenant for a release from this Lease. Such request shall include Tenant’s deposit of an amount equal to two (2) months Base Rent in escrow to insure compliance with this Lease during the term of negotiations with any third party introduced to Landlord by Tenant and shall further include the deposit of such other sums, including (1) a sum sufficient in Landlord’s opinion to reimburse Landlord for all out-of-pocket expenses, including legal fees, actually incurred in the work related to the release and to the negotiations with the party to whom the Tenant desires to sell its equipment and (2) all sums agreed upon for the release. If Landlord agrees to execute a new lease for the Premises with a third party and if Tenant has paid Landlord all amounts required for the release, Tenant shall be released. However, if Landlord does not agree to execute a new lease with such third party, in Landlord’s sole discretion, but rather consents (in accordance with this Section) to a sublease under or an assignment of the Lease, Tenant shall not be released from its obligations under the Lease, and Landlord shall retain the necessary amount from the escrowed funds to pay Landlord’s out-of-pocket expenses in connection with such prior negotiation and the assignment or subleasing. If the amount escrowed is insufficient, Tenant shall immediately pay Landlord the deficiency.

Notwithstanding the foregoing and to the extent permitted by Landlord’s then mortgagee, Tenant shall have the right to mortgage its leasehold interest hereunder, provided, however, that Landlord shall not be required to subordinate its fee interest to any such leasehold mortgagee. Subject to Landlord obtaining the consent of its then mortgagee, Landlord agrees to consent in writing to the reasonable and customary rights of Tenant’s leasehold mortgagee. Landlord shall reasonably cooperate with Tenant in obtaining the consent of Landlord’s mortgagee any transaction described in this Section for which the consent of Landlord’s mortgagee is required, provided, however, that Landlord shall not be responsible to Tenant if Landlord’s mortgagee refuses to grant such consent or somehow conditions its consent, and further provided that, in any event, Tenant shall reimburse Landlord for its reasonable attorneys’ fees incurred in connection with any such request. Notwithstanding anything in this Section 14 to the contrary, in no event shall Landlord consent to any sublease, or assignment, or leasehold mortgage where Landlord’s mortgagee has refused or refrained from giving its consent to the same pursuant to its rights under applicable loan documents that are binding and enforceable against Landlord.

15. Signs or Awnings. Tenant shall have the right to place or install reasonable signs, notices, pictures or advertising matter upon the exterior of the Property after first having obtained Landlord’s written consent, which shall not unreasonably be withheld or delayed. Any and all signs placed on the Property by Tenant shall be maintained in compliance with rules and regulations governing such signs. Tenant shall be responsible to Landlord for any damages caused by installation, use, maintenance, or removal of said signs. Any electrical service needed for signs shall be installed at the Tenant’s expense. Landlord shall not withhold its consent to any requests for approval of Tenant’s signage where such signage is in compliance with all laws (including any Daniel Island restrictions) and is consistent with Tenant’s originally-approved signage in content, size, design, quality, and illumination.

16. Waiver of Landlord’s Rights. No failure by Landlord to exercise any power given by Landlord hereunder, or to insist upon Tenant’s strict compliance with Tenant’s obligations hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of Landlord’s rights to demand exact compliance with the terms of this Lease at a future time. The rights and remedies created by this Lease are cumulative and the use of one remedy shall not be taken to exclude the right to use another.

17. Waiver of Tenant’s Rights. No failure by Tenant to exercise any power given by Tenant hereunder, or to insist upon Landlord’s strict compliance with Landlord’s obligations hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of Tenant’s rights to demand exact compliance with the terms of this Lease at a future time. The rights and remedies created by this Lease are cumulative and the use of one remedy shall not be taken to exclude the right to use another.

18. Right of Entry. Landlord, without being liable for trespass or damages, unless damage is caused by the negligence of the Landlord, shall have the right to enter the Property after reasonable notice during reasonable hours to examine the same, or to make repairs as provided in this Lease (or to inspect for the need for the same), or to exhibit said Property. Landlord shall also be allowed to post a “For Rent” notice during One Hundred and Twenty (120) days before the expiration of the Term of this Lease. Said right to entry shall likewise exist for the purpose of removing place cards, signs, fixtures, alterations or additions which do not conform to this Lease. In accordance with this right, Tenant shall give Landlord a key to any and all applicable locks (except for locks on desks, filing cabinets, safes, and vaults), security systems and burglar alarms.

19. Liens. Tenant shall not create, or permit to be created, any liens for labor or material against Landlord’s interest in the Property. All persons contracting with the Tenant for the erection, installation, alteration, repair or demolition of any building or other improvements on the Property, and all materials, flyers, contractors, mechanics, and laborers are hereby charged with notice that they must look to the Tenant and to the Tenant’s interest only in the Property to secure payment of any bill for work or material furnished during the rental period created by this Lease. In the event that liens are placed on record against the Property by contractors, mechanics, laborers, material suppliers, etc., because of action by Tenant it will constitute a default of this Lease.

20. Damages to or Destruction of Property. Tenant shall give prompt written notice to Landlord of any damage to the Property caused by fire or other casualty. In the event the Property and the improvements located thereon are damaged by fire, explosion or any other casualty to an extent which is less than fifty percent (50%) of the cost of replacement of the improvements located on the Property, the damage shall promptly be repaired by Landlord at Landlord’s expense in a manner (including design and quality of materials arid workmanship) substantially equivalent to the original construction of the improvements, provided that Landlord shall not be obligated to expend for such repair an amount in excess of the net insurance proceeds recovered or reasonably recoverable as a result of such damage and released to Landlord by Landlord’s then mortgagee, and that in no event shall Landlord be required to repair or replace Tenant’s stock-in-trade, fixtures, furniture, furnishings, floor coverings and Tenant’s equipment.

Notwithstanding the foregoing, in the event of any such damage and (a) Landlord reasonably has determined that Landlord shall not be provided sufficient insurance proceeds to repair,

restore, and replace the improvements as required hereunder or (b) the Property and the improvements located thereon shall be damaged to the extent of fifty (50%) percent or more of the cost of replacement, then, in either event, Landlord may elect either to repair or rebuild (in the manner provided in the preceding sentence) the improvements located on the Property or to terminate this Lease upon giving notice of such election in writing to Tenant within ninety (90) days after the occurrence of the event causing the damage (such notice to specify, in good faith, whether Landlord is terminating the Lease pursuant to subsection (a) and/or (b), above). In the event one of Landlord’s stated reasons for terminating the Lease is subsection (a), Tenant shall have the option of providing notice to Landlord (the “Notice”), within twenty (20) days of Landlord’s notice to Tenant, that Tenant, itself, shall pay the difference between the total amount of Landlord’s insurance proceeds made available to Landlord for such repair, restoration, and replacement and the Landlord’s total cost for the same. If Tenant provides the Notice to Landlord, the Lease and Landlord’s obligation to repair, restore and replace the damaged improvements as provided hereunder shall not terminate, provided that Tenant also provides to Landlord within twenty (20) days of the Notice reasonable evidence satisfactory to Landlord that it has sufficient funds available (including, without limitation, a binding commitment for a loan from a bank or other institutional lender). Notwithstanding that Tenant has provided the Notice and such reasonable evidence, Landlord shall not be required to commence construction of any repairs, replacements, or restorations the cost of which would be in excess of Landlord’s available insurance proceeds until Tenant has made available to Landlord its additional funds.

Notwithstanding anything to the contrary in this Section, and provided that the casualty to the Property does not arise from the acts or omissions of Tenant, its agents, employees, contractors, or invitees and further provided that such, casualty materially adversely affects Tenant’s use and occupancy of the Property, if the time necessary to repair any casualty (as reasonably estimated by an independent architect in the Charleston area mutually designated by Landlord and Tenant) following such casualty exceeds twelve (12) months from the date of casualty, then Tenant shall have the right to terminate this Lease upon written notice given to Landlord. If the casualty, repairing, or rebuilding shall render the Property untenantable, in whole or in part, and the damage shall not have been due to the default or neglect of Tenant, a proportionate abatement of Base Rent shall be allowed from the date when the damage occurred until the date Landlord completes its work and Tenant is permitted to occupy the affected area, said proportion to be computed on the basis of the relation which the gross square foot area of the space in the building rendered untenantable bears to the entire building. If the time to cure exceeds the time remaining on the balance of the Lease, Tenant may promptly give written notice and vacate Property with no penalties. This abatement shall not apply unless there is sufficient insurance payable to Landlord to cover all of Landlord’s loss of Rent.

21. Condemnation. If the whole of the Property or such portion thereof as will make said Property unusable for the purpose herein leased, be condemned by any legally constituted authority, this Lease shall terminate on the date when possession thereof is taken by public authorities, and rental shall be accounted for as between Landlord and Tenant as of that date and Tenant shall assign all of its rights to condemnation proceeds to Landlord (other than proceeds paid in respect of Tenant’s property, stock-in-trade fixtures, furniture, furnishings, and equipment). In the event only such portion of the Property is acquired by condemnation as will leave the remaining Property, after alteration and repair, in condition suitable for use by Tenant, the monthly Rent from the day of such acquisition to the end of the original or any extended term of this Lease shall be reduced in proportion to the resulting loss of use of the Property by Tenant. Landlord shall perform all necessary alterations and repairs which shall be required to restore the Property to a safe and usable condition, provided, however, that Landlord shall not be obligated to expend for such repair an amount in excess of the net condemnation award received by Landlord, and that in no event shall Landlord be required to repair or replace Tenant’s stock-in-trade, fixtures, furniture, furnishings, floor coverings and equipment, and Tenant shall be entitled to a proportionate abatement of Base Rent during the restoration period as provided for herein.

22. Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby release each other and each other’s partners, officers, directors, employees and agents from all liability and responsibility for any loss or damage to each other’s property (including, without limitation, the Property) to the extent caused by (a) any peril normally covered under “all risk” or “special causes of loss” policies of insurance issued in the geographic area in which the Property is located (whether or not such party actually carries such insurance policies), or (b) if the scope of coverage is broader than in (i) above, then by any peril actually covered under the property insurance maintained by such party, including liability and responsibility for anyone claiming through or under the parties by way of subrogation or otherwise. This release shall apply even if the fire or other casualty is caused by the fault or negligence of a party or anyone for whom a party may be responsible. Any property insurance policies covering the Property or their contents shall include this provision as long as the same shall be obtainable without extra cost, or, if extra cost be charged therefor, so long as the other party pays the extra cost. If extra cost is chargeable, the party whose policy is subject to the extra cost shall advise the other of the amount of the extra cost.

23. Indemnity and Liability. Except to the extent caused by the negligent acts or omissions or willful misconduct of Landlord, its affiliates, and their respective employees, agents, and contractors, (a) Tenant shall indemnify and save Landlord harmless from any and all claims, damages, costs and expenses, including reasonable attorneys’ fees arising from Tenant’s use and occupancy of the Property, and (b) Landlord shall not be liable, and Tenant waives all claims for damage to person or property sustained by Tenant, its employees or agents, resulting from the condition of the Property or as may result from any accident in or about the Property or which may be the result directly or indirectly from any act or neglect to the Property of which the Lease is a part. Except to the extent caused by the negligent acts or omissions or willful misconduct of Landlord, its affiliates, and their respective employees, agents, and contractors, (i) Landlord shall not be responsible or liable at any time for any loss or damage to Tenant’s merchandise, equipment, fixtures or other personal property of Tenant or Tenant’s business; (ii) Landlord shall not be responsible or liable to Tenant or those claiming by, through or under Tenant for any loss or damage to either the person or property of Tenant that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting or adjoining property; (iii) Landlord shall not be responsible or liable for any defect, latent or otherwise, in any building constituting the Property or any of the equipment, machinery, utilities, appliances or apparatus therein, nor shall it be responsible or liable for any injury, loss or damage to any person or to any property of Tenant or other person caused or resulting from bursting, breakage, or by or from leakage, ice, running, backing up, seepage, or the overflow of water or sewage in any part of the Property or from any injury or damage caused by or resulting from acts of God or the elements. In the event Landlord transfers this lease, except as collateral security for a loan, upon such transfer Landlord will be released from all liability and obligations under this Lease arising or accruing on and after the date of such transfer.

24. Reversion. At the end of the Term or upon cancellation of this Lease, Tenant shall surrender the Property to Landlord in a broom clean condition as good as the Property was at the beginning of the Term (subject to reasonable wear and tear and damage by casualty (to the extent not caused by Tenant or its employees, agents, contractors, or invitees) or condemnation) and free from any toxic or hazardous substances arising from Tenant’s acts. Tenant will pay to Landlord one and one-half (1.5) times the Base Rent until such clean up is completed. Tenant will indemnify and save Landlord harmless from and against all claims made by any succeeding Tenant of the Property against Landlord because of delay in delivering possession of the Property, so far as such delay is occasioned by failure of Tenant to so surrender the Property in such condition.

25. Effective Date of Lease. This Lease shall become effective as a binding agreement only upon the execution and delivery thereof by both Landlord and Tenant. If this Lease is signed by one party and submitted to the other party, it shall constitute an offer to lease which is subject to revocation at any time prior to execution by the other party and delivery of a fully executed copy to the submitting party.

26. Notices. Any notice required to be given under this Lease shall be sent to the addresses provided below either by (a) United States certified mail, return receipt requested, or national overnight courier service (such as Federal Express), such notice being deemed delivered upon receipt or refusal of receipt or (b) by facsimile transmission, with confirmation of receipt of such facsimile transmission and hard copy sent by first-class mail. Either party may change its notice address(es) hereunder by giving ten (10) days prior written notice to the other of such new address(es).

If to Landlord:

Duck Pond Creek-SPE, LLC

c/o DPC–SPE, LLC, its Managing Member

1990 Daniel Island Drive

Charleston, SC 29492

With a Copy to:

Geoffrey M. Smith, Esq.

Smith, Cox & Associates, LLP

P.O. Box 20458

Charleston, SC 29413

For Overnight Deliveries:

160 East Bay Street, Ste. 201

Charleston, SC 29401

Ph: 843-853-5577

Fax: 843-853-5757

If to Tenant:

Blackbaud, Inc.

2000 Daniel Island Drive

Charleston, SC 29492

Attn: General Counsel

Blackbaud, Inc.

2000 Daniel Island Drive

Charleston, SC 29492

27. Bankruptcy. If Tenant shall apply for relief under any bankruptcy act or shall be adjudicated bankrupt or insolvent or take the benefit of any federal reorganization or make a general assignment or take the benefit of any insolvent law, or if a Trustee in bankruptcy or a receiver be appointed or elected for Tenant, under federal or state law, this Lease at the option of Landlord shall expire and end seven (7) days after Landlord gives Tenant written notice, UNLESS Tenant’s trustee immediately cures any default of Tenant hereunder and provides (in compliance with federal and state laws) adequate assurance of future performance of Tenant’s obligations hereunder.

28. Beyond Landlord’s Control. None of the acts, promises, covenants, or obligations on the part of Tenant to be kept, performed, or not performed as the case may be, nor the obligation of Tenant to pay Rent or other charges or payments shall be anywise waived, excused, or affected by reason of Landlord being unable at any time during the Term of this Lease, to supply or to delay in supplying heat, light, elevator service or any other service expressed or implied on the part of Landlord to be supplied; or by reason of Landlord being unable to make any alterations, repairs, or decorations, or to supply any equipment or fixtures, or any other promise, covenant, or obligations on the part of the Landlord to be performed, if Landlord’s inability or delay is caused by circumstances beyond Landlord’s reasonable control, including, without limitation, by reason of war, civil commotion, acts of God, governmental restrictions, scarcity of labor or materials, strikes or labor walkouts.

29. Estoppel Certificates. Financial Statements.

Tenant or Landlord shall from time to time, within twenty (20) days following written notice from the other, execute, acknowledge and deliver to the requesting party a written statement certifying that this Lease is in full force and effect. This statement should also state whether or not the requesting party is in default in performance of any covenant and shall constitute an acknowledgment by the non-requesting party that this Lease is unmodified and in full force and effect, and shall constitute a waiver of any defaults by the non-requesting party which may have existed prior to the date of such notice. Time is of the essence in complying with this provision.

To the extent such information is otherwise publicly available, if requested by Landlord in writing to the Tenant, Tenant shall furnish to Landlord within one hundred twenty (120) days after the close of each fiscal year a balance sheet, as well as a profit and loss statement on Tenant for such fiscal year certified by Tenant to be correct and accurate and prepared in accordance with generally accepted accounting principles consistently applied and a quarterly profit and loss statement of Tenant.

30. Peaceful Possession. Subject to the terms, covenants and conditions of this Lease, Tenant shall have, hold and enjoy possession of the Property undisturbed by Landlord or parties acting through Landlord, subject to the rights of the holders of any mortgage which now covers said Property or which may hereafter be placed on the Property by Landlord and subject to the easements set out in Exhibit C and Exhibit D, and any and all matters of public record as of the date hereof or known to Tenant as of the date hereof.

31. Default. If Tenant fails to pay Rent on or before the due dates as herein stated (TIME IS OF THE ESSENCE) this Lease shall be in default. If Tenant fails to cure such default within fifteen (15) days; or if Tenant shall be in default in performing any of the terms, covenants and conditions of this Lease other than the provision requiring the payment of Rent, and fails to cure such default within thirty (30) days after the receipt of written notice of default from Landlord provided that if Tenant shall have diligently commenced such cure within such 30-day period, then such cure period shall be extended for so long as Tenant shall be diligently attempting to cure such default, provided further that such aggregate cure period shall not exceed 90 days from the date of Landlord’s written notice of default to Tenant; or if Property shall be abandoned or deserted for forty five (45) days, or this Lease is assigned to any other persons, firm, office or corporation, without the permission of Landlord as required herein, this Lease, at Landlord’s option, shall expire and terminate seven (7) days after Landlord delivers written notice to Tenant of such condition or default and Tenant shall immediately quit and surrender said Property to Landlord. In the event of any such default or breach of performance, Landlord without any further notice or demand of any kind to Tenant, may, with or without terminating the Lease re-enter and forthwith repossess the entire Property and without being liable for trespass or damage shall relet, lease, or demise the Property to another Tenant without any hindrance or prejudice to Landlord’s right to distraint for any past due Rent, and Rent (including without limitation the reasonable costs of repair ad restoration of the Property required due to Tenant’s acts or omissions and Landlord’s reasonable brokerage commissions and reasonable attorneys fees incurred in connection with any such default and reletting), and from the time of such default or termination until the Property was leased or rented to another tenant, for all of which Tenant shall be responsible to Landlord. From and after any event of default that remains uncured beyond the applicable grace period set forth herein, as provided hereunder, in addition to Landlord’s other rights and remedies hereunder and at law and equity, Landlord may charge Tenant default interest on any amounts owing to Landlord hereunder at the rate of the Prime Rate of interest as published from time to time in the Wall Street Journal plus four percent (4%). Landlord’s rights and remedies hereunder are cumulative.

32. Attorneys’ Fees. In the event a dispute arises between the parties with regard to this Agreement, the parties agree that the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees, costs and expenses, arising from and after the date of this Agreement, incurred by the prevailing party in connection with the enforcement or interpretation of rights under this Agreement. This reimbursement includes, without limitation, reasonable attorneys’ fees, costs and expenses for trial, appellate proceedings, out-of-court negotiations, workouts and settlement or for enforcement of rights under any state or federal statute, including, without limitation, reasonable attorneys’ fees, costs and expenses incurred to protect the prevailing party and attorneys fees, costs and expenses incurred in bankruptcy and insolvency proceedings such as (but not limited to) in connection with seeking relief from stay in a bankruptcy proceeding. The term “expenses” as used herein, means any expenses incurred by the prevailing party in connection with any of the out-of-court, or state, federal or bankruptcy proceedings referenced above, including, but not limited to, the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by the prevailing party in connection therewith.

The prevailing party shall also be entitled to its attorneys’ fees, costs, and expenses incurred in any post-judgment proceedings to collect and enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

The trier of fact shall determine the identity of the prevailing party..

33. Definitions. “Landlord” as used in this Lease shall include the owner or owners of the Property and/or the aforementioned managing agents as well as the Landlord’s heirs, representatives, assigns, and successors in title to Property. “Tenant” shall include Tenant, Tenant’s heirs and representatives, and if this Lease shall be assigned or sublet in compliance with the provisions of this Lease, shall include also Tenant’s assignees or sublessees, as to Property covered by such assignment or sublease. “Agent” shall include agent, agent’s successors, assigns, heirs, and representatives. “Landlord”, “Tenant” and “Agent” include male and female, singular, plural, corporation, partnership or individual, as may fit the particular parties.

34. Subordination and Modification. Tenant covenants that this lease shall be and shall remain subordinate to any mortgages placed upon the Property and Tenant shall, at the request of Landlord, execute any customary subordination and attornment agreements in form and substance reasonably acceptable to Tenant, provided that mortgagee has executed for Tenant a non-disturbance agreement in such mortgagee’s usual and customary form.

35. Entire Agreement. This Lease and the exhibits hereto contain the entire agreement between the parties hereto and all previous negotiations leading thereto, and it may be modified only by a dated written agreement signed by both Landlord and Tenant. No surrender of the Property or of the remainder of the Term of this Lease shall be valid unless accepted by Landlord in writing. THIS LEASE COMPLETELY REPLACES AND SUPERSEDES THE EXISTING LEASE.

36. Applicable Law. The parties executing this Lease acknowledge that the negotiations and anticipated performance of this Lease occurred or shall occur, and that this Lease is executed in the State of South Carolina; therefore, the parties irrevocably and unconditionally agree that South Carolina law shall govern the interpretation of this Lease and the rights and duties of the parties hereto.

37. Permits. Tenant shall procure any and all permits required from local, state and federal governmental agencies, and/or otherwise, which may be required to use the Property in the manner permitted by this Lease. Any and all costs associated with such permits shall be the sole responsibility of the Tenant.

38. Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained in this Lease and in all documents and agreements incorporated herein shall survive the execution and termination of this Lease.

39. Severability. If any term or provision of this Lease shall to any extent be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and a balance of the terms and provisions of this Lease shall be valid and enforceable to the fullest extent either hereunder or as permitted by law.

40. Heirs, Successors and Assigns. This Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

41. Authority. The individuals signing this Lease personally warrant that they have the right and power to enter into this Lease, to grant the rights granted under this Lease, and to undertake the obligations undertaken in this Lease.

42. Brokers. Landlord shall not be liable for any real estate fee, consulting fee, commission or other form of compensation whatsoever with respect to the transactions contemplated hereby. Tenant shall indemnify and hold Landlord harmless from and against and in respect to any and all liability or expense resulting from or in connection with fees, claims or commissions alleged to be due through Tenant’s acts as a result of the transactions contemplated hereby to any person or entity.

43. Captions. The marginal captions herein are done for convenience and reference only and shall not be deemed as part of this Lease or construed as in any manner or as amplifying the terms and provisions of this Lease to which they relate.

44. Interpretation Presumption. This Lease has been negotiated by the parties hereto and by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Lease, and in the event of a dispute concerning the interpretation of this Lease, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.

45. Assignment of Abandoned Chattels. It is understood and agreed that any merchandise, fixtures, furniture or equipment of Tenant left in the Property when Tenant vacates the Property following the expiration or sooner termination hereof shall be deemed to have been abandoned by Tenant and by such abandonment, Tenant relinquishes any right or interest therein and Landlord is authorized to sell, dispose of or destroy same.

46. Attornment by Tenant. If the holder of any mortgage, deed to secure debt, deed of trust or other instrument affecting or encumbering the fee title to the Premises shall succeed to the rights of Landlord under this Lease, at the election of such holder, provided such holder recognizes and observes this Lease, Tenant shall attorn to and recognize such successor as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment. Notwithstanding the foregoing, neither the party acquiring the interest of Landlord hereunder as a result of foreclosure or any sale in lieu of foreclosure, nor any of such party’s successors or assigns, shall be (a) liable for any act or omission of any prior landlord; (b) subject to any offsets or defenses which Tenant might have against any prior landlord; or (c) bound by any payments of Rent which Tenant paid for more than the current month’s rent to any prior landlord.

47. Force Majeure. Subject to the last sentence of this paragraph, if either party hereto shall be delayed or prevented from the performance of any repair or other act required under this Lease by reason of an act of God, strike, shortages of labor or materials, governmental restrictions or controls, fire or other casualty, riot, insurrection, war, terrorist act or other cause beyond the control of the party obligated to perform (collectively, “Force Majeure”), then upon written notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equal to the actual number of days of such delay, provided that the party so delayed or prevented from performing shall exercise reasonable and good faith efforts to remedy any such cause of delay or cause preventing performance.

48. Memorandum of Lease. Upon request, either party shall execute, deliver and record in the land records of Berkeley County, South Carolina, a Memorandum of this Lease, the form and substance of which shall be mutually acceptable to the parties. At Landlord’s request, upon the expiration or earlier termination of this Lease, Tenant shall execute in recordable form and deliver to Landlord a Notice of Termination of Lease to be recorded in the land records of Berkeley County, South Carolina. If Tenant shall fail to comply with Landlord’s request within ten (10) days of Landlord’s request therefore, Landlord is entitled to execute the same on behalf of Tenant.

THIS IS A LEGALLY BINDING CONTRACT. TENANT IS ADVISED TO SEEK FURTHER ASSISTANCE IF THE CONTENTS ARE NOT UNDERSTOOD. TENANT ACKNOWLEDGES THE RECEIPT OF A COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have their duly authorized representative to execute this Lease on the day and year first above written.

WITNESS:	LANDLORD:

DUCK POND CREEK – SPE, LLC, a South Carolina limited
liability company

		By:	DPC—SPE, LLC, a South Carolina Limited liability company, its managing member

/s/ Kathleen Ascencio	By:	/s/ Anthony E. Bakker

/s/ Geoffrey Smith	Its:	Authorized Agent

TENANT:
BLACKBAUD, INC., a Delaware corporation

/s/ Jon W. Olson	By:	/s/ Timothy V. Williams

/s/ Tina Ostby-Barton	Its:	Chief Financial Officer

EXHIBIT A

PROPERTY DESCRIPTION

MARK CLARK EXPRESSWAY (R/W VARIES) I-526
7.70 ACRE DEVELOPMENT PARCEL
CHARLESTON BATTERY STADIUM
PARCEL K-1
TMS #275-00-00-086
CHARLESTON BATTERY STADIUM
POND
BLACKBAUD
17.878 ACRE BLACKBAUD PARCEL
DANIEL ISLAND DRIVE
78' R/W
GRAPHIC SCALE

ACREAGE CHART	
PARCEL K-1 (BATTERY)	11.656 ACRES
PARCEL K-2 (BLACKBAUD)	17.878 ACRES
DEVELOPMENT PARCEL	7.100 ACRES
TOTAL	36.434 ACRES

THIS EXHIBIT IS BASED ON A PLAT PREPARED BY SOUTHEASTERN SURVEYING OF CHARLESTON, INC. WHICH WAS RECORDED AT THE BERKELEY COUNTY REGISTER OF DEEDS OFFICE ON JUNE 24, 2003 AT PLAT CABINET Q, PAGE 40-B.

SeamonWhiteside +ASSOCIATES

BLACKBAUD CORPORATE OFFICES

DUCK POND CREEK, LLC

CHARLESTON, SC

EXHIBIT A

EXHIBIT B

RENT

Tenant shall pay to Landlord Base Rent calculated at $16.75 Triple Net (“NNN”) per square foot (“SF”) at an agreed square footage of the building located on the Property (the “Building”) of Two Hundred Seventeen Thousand, Five Hundred Fifty Six (217,556) net SF in an amount equal to Three Million Six Hundred Forty-Four Thousand Sixty-Three and 00/100 Dollars ($3,644,063.00) payable in equal monthly installments of Three Hundred Three Thousand Six Hundred Seventy-One and 91/100 Dollars ($303,671.91).

The Base Rent shall escalate annually (including during any Option Term) at a rate equal to the percentage increase in the CPI (as hereinafter defined) for a given lease year over the CPI for the prior lease year (but in no event shall the Base Rent increase exceed 5.5% for any single year). The increase shall take effect beginning with the Rent payment due on the first anniversary date of the Lease and shall continue on each anniversary of the Lease thereafter, and shall be calculated based on the increase in the CPI published in July of the lease year for which the increase in Base Rent is being determined, over that published July one year before. “CPI” shall mean the Consumer Price Index – U.S. City Average for Urban Wage Earners and Clerical Workers, all Items (1982-84 = 100) of the United States Bureau of Labor Statistics, Series Id: CWUR0000SAO . In no event shall Base Rent for a given lease year ever be less than the Base Rent for the prior lease year.

As an example:

	217,556	total sqft
	$15.00	$/sqft-current

		June 2006 CPI	June 2007 CPI	% increase
		198.6	203.906	2.67%

persqft adjustment	$0.40
new sqft cost	$15.40
new annualized cost	$3,350,526.72
New Monthly cost	$279,210.56

To calculate the October 2007 increase from a base cost of $15.00, using the data published by BLS, will result in a cost per sqft of $15.40 per sqft.

180 days prior to the end of the Initial Term or the first Option Term, as the case may be, Landlord and Tenant shall select a MAI appraiser (the “Agreed Appraiser”) satisfactory to both parties. Such Agreed Appraiser shall prepare an appraisal to determine the fair market value for renewal purposes (the “FMV”) and provide a written appraisal to both parties within thirty (30) days after such appointment.

If the parties are unable to agree on an Agreed Appraiser, each party shall, no later than twenty (20) days thereafter: 1) at its own cost, appoint a real estate appraiser (each an “Appointed Appraiser”) who is a member of the American Institute of Real Estate Appraisers, with at least ten (10) years’ full-time, commercial appraisal experience in Charleston County, South Carolina, including experience reasonably sufficient to appraise values in such area, to appraise and determine the FMV, and 2) notify the other party in writing of its selection. If any party does not appoint an Appointed Appraiser within such twenty (20) day period, the single Appointed Appraiser appointed by the other party shall be the sole appraiser and shall determine the FMV as described herein within thirty (30) days of his appointment.

If the two Appointed Appraisers are appointed by the parties, they shall each perform an appraisal (each an “Appointed Appraisal”) to determine the FMV of the leased space. Such Appointed Appraisals shall be completed and copies thereof submitted to both parties on or before the date which is forty-five (45) days after the appointment of the first Appointed Appraiser.

If the difference between the two Appointed Appraisals is equal to or less than 5% of the Appointed Appraisal which produced the lower FMV, then the average of the two Appointed Appraisals shall constitute the FMV.

If the difference between the two Appointed Appraisals is greater than 5% of the Appointed Appraisal which produced the lower FMV, then the two Appointed Appraisers shall attempt to select a third appraiser (the “Third Appraiser”) meeting the qualifications stated in this section within ten (10) days after the date of submission of the Appointed Appraisals. If the two Appointed Appraisers are unable to agree on the Third Appraiser, either of the parties, by giving ten (10) days notice to the other party, can submit the decision to arbitration. Landlord and Tenant shall each bear the cost of the Appointed Appraiser it has selected and one-half of the cost of appointing the Third Appraiser and of paying the Third Appraiser’s fee. The Third Appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

Within thirty (30) days after the selection of the Third Appraiser, the Third Appraiser shall prepare its own appraisal of the Commercial Tract in accordance with the requirements of this section (the ‘Third Appraisal”). If the FMV as determined by the Third Appraisal is between the amounts determined by the Appointed Appraisals, the amount determined by the Third Appraisal shall be the FMV. If the FMV as determined by the Third Appraisal is lower than the amount as determined by both of the Appointed Appraisals, the FMV shall be the lower of the amounts determined by the Appointed Appraisals. If the FMV as determined by the Third Appraisal is higher than the amount as determined by both of the Appointed Appraisals, the FMV shall be the higher of the amounts determined by the Appointed Appraisals.

EXHIBIT C

EXISTING EASEMENT

0078589 Bk: 1816 Pg: 0268

ATTACHMENT FOR RE-RECORD

DECLARATION OF ACCESS AND PARKING EASEMENT RECORDED IN BOOK 1769, Page 0001

The above referenced instrument attached hereto and made a part hereof is being re-recorded as dates were unilaterally changed by the recorder at the time of the recording on October 18, 1999.

By re-recording of this document, it is hereby confirmed that the accurate date of the attached document at execution, is as follows:

The date of the attached DECLARATION OF ACCESS AND PARKING EASEMENT as shown on the front page is "made this 13th day of October, 1999"

FILED, RECORDED, INDEXED
12/22/1999 02:20:34PM
Rec Fees 14.00 St Fees 0.00
Co Fees 0.00 Pages: 8
Issued to: SMITH COX & ASSOC.
Register of Deeds Berkeley Co. SC
Cynthia B. Forte

SMITH, COX & ASSOCIATES
P.O. BOX 30488
CHARLESTON, SC 29418

3003 Alhp EASEMENT ATTACHMENT

0074050 Bk: 1769 Pg: 0001

0078589 Bk: 1816 Pg: 0269

STATE OF SOUTH CAROLINA

COUNTY OF BERKELEY

DECLARATION OF ACCESS AND PARKING EASEMENT

THIS DECLARATION OF ACCESS AND PARKING EASEMENT (the "Declaration of Easement") is made this 8th day of October, 1999 by **DUCK POND CREEK LLC**, a South Carolina limited liability company ("Declarant").

WITNESSETH:

WHEREAS, Declarant is the record owner of the property described as the "Office Property" on Exhibit A, attached hereto and incorporated herein by reference; and

WHEREAS, Declarant is also the record owner of the property described as the "Stadium Property" and shown in cross-hatch on Exhibit A-1, attached hereto and incorporated herein by reference; and

WHEREAS, in order to provide for certain parking and access rights for the benefit of the Stadium Property over, upon and across the Office Property, Declarant desires to and does subject the Stadium Property and the Office Property to this Declaration of Easement.

NOW, THEREFORE, Declarant hereby declares as follows:

FILED, RECORDED, INDEXED
10/11/1999 04:55:35PM
Rec Fee: 13.00 St Fee: 0.00
Co Fee: 0.00 Pages: 7
Issued to: SMITH & COX
Register of Deeds Berkeley Co. SC
Charlotte J. Farts

SMITH, COX & ASSOCS., LLP
P.O. BOX 20458
CHARLESTON, SC 29413

SEAL-11321-1-140929-10

0078589 Bk: 1816 Pg: 0270
0074050 Bk: 1769 Pg: 0008

2. There shall exist during Non-Business Hours (for purposes of this Declaration of Easement, "Non-Business Hours" being defined as all hours other than 8:30 A.M. to 6:00 P.M. Monday through Friday and all hours on commonly observed state and national holidays) a non-exclusive right of access, for the benefit of the Stadium Property, over, upon, and across the access ways, driveways, and parking areas located upon the Office Property for vehicular (both passenger and commercial) and pedestrian ingress, egress, and regress to and from the Stadium Property to the public right-of-way.

3. There shall exist during Non-Business Hours a non-exclusive right over, upon and across the designated parking areas located on the Office Property for the benefit of the Stadium Property for parking of vehicles (both passenger and commercial) for training camps, practices, scrimmages, games, concerts, fairs, and any other events held on or uses made of the Stadium Property. Notwithstanding the foregoing, Declarant shall designate a reserved parking area on the Office Property reasonably proximate to the office building containing 50 parking spaces that shall be reserved for the exclusive use of the Office Tenant, as defined below, and its subtenants, if any (hereinafter, "All Office Tenants") and which shall not be subject to the rights for the benefit of the Stadium Property set forth in this Section 3.

4. In connection with the use of the easements created herein, Declarant shall require in any lease, license, or other use or occupancy agreement for the Stadium Property or any portions thereof (but excluding tickets or other rights, permission, or licenses to go upon the Stadium Property that are sold, granted, or made available to the public, visitors, spectators, etc.) (hereinafter, a "Stadium Lease") provisions, among others, stating (i) that the tenant (or licensee, as applicable,) under any Stadium Lease (hereinafter, a "Stadium Tenant"), provide, at its sole

REAL-11321-1-140929-10
2

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0078589 Bk: 1816 Pg: 0271

cost, after-event clean-up of the Office Property in connection with any use of the easements created hereunder, (ii) that the Stadium Tenant indemnify All Office Tenants from and against any loss, cost, damage, or liability (including reasonable attorneys' fees and court costs) arising out of its use of the Office Property (including use by its employees, agents, contractors, and invitees, hereinafter "Use," the lower-case "use" specifically referring to use only by a Stadium Tenant itself or by its employees and agent, but excluding use by its contractors and invitees) pursuant to easements created herein, (iii) that the Stadium Tenant shall maintain public liability insurance for matters arising out of its Use of the Office Property pursuant to easements created herein in a minimum amount of $5,000,000 naming All Office Tenants as additional insureds; (iv) that the Stadium Tenant shall comply with all applicable governmental rules, regulations, laws, restrictions (including any public or private covenants, conditions, or restrictions applicable to the Stadium Property as part of Daniel Island), and ordinances in its use of the Stadium Property and in its use of the Office Property hereunder; and (v) that the Stadium Tenant shall maintain the Stadium Property (or the portion thereof that is the subject of its Stadium Lease) in good condition. Upon written request, Declarant, at its election, shall provide to the Office Tenant a copy of any Stadium Lease(s) containing such provisions. In the event that Declarant has elected not to provide the Office Tenant with a requested copy of a Stadium Lease containing such provisions or in the event that Declarant has not entered into a Stadium Lease in connection with any particular use of the Stadium, then Declarant itself shall directly and for the benefit of All Office Tenants be obligated to perform the covenants set forth in subparagraphs (i) through (v), above, with respect to the activities of (a) any Stadium Tenant the Stadium Lease for which Declarant has elected not to provide the Office Tenant a copy and (b) any particular use of the Stadium for which Declarant has not entered into a Stadium Lease.

8EAL-11321-1-140829-10

3

0078589 Bk: 18[illegible]
0074050 Bk: 1763 Pg: [illegible]
[illegible]
0078589 Bk: 1816 Pg: 0272

6. Declarant shall use its reasonable best efforts to provide Blackbaud, Inc., the initial tenant of the Office Property (together with its successors and assigns, but specifically excluding its subtenants, if any, the "Office Tenant"), reasonable prior notice of the events to be held at the Stadium. Declarant will not materially amend this Declaration of Easement without the prior written consent of the Office Tenant which consent shall not unreasonably be withheld, conditioned, or delayed.

7. In the event that Declarant reasonably determines that it is in the best interest of the Office Property and the Stadium Property to subdivide the Stadium Property from the Office Property, in compliance with all local laws and ordinances, All Office Tenants shall reasonably cooperate with Declarant to accomplish the same, at no expense to any such tenant(s) provided that any such subdivision shall not have a material adverse effect on the use, utility, value of, or expenses required to own or operate, the Office Property. Any such subdivision may necessarily include a provision for recording a shared access and parking easement between the Office Property and the Stadium Property in reasonable and customary form and reasonably acceptable to Declarant, the Office Tenant, the local governmental jurisdiction having authority over such subdivision, and any lenders holding either a fee or leasehold mortgage on the Office Property or the Stadium Property.

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4

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0078589 Bk: 1816 Pg: 0273

DUCK POND CREEK LLC

Witness: [signature]

Witness: [signature]

By: [signature] (SEAL)

Title: Manager

SOUTH CAROLINA

BERKELEY COUNTY

Witness my hand and official seal this 10th day of October, 1999.

[signature]
NOTARY PUBLIC

My Commission Expires: 10-6-2002

(Notary Seal)

BAL-11321-1-140029-10

EXHIBIT C-5

0078589 Bk: 1816 Pg: 0274
0074050 Bk: 1769 Pg: 0006

EXHIBIT A

TO DECLARATION OF ACCESS AND PARKING EASEMENT

The "Office Property" shall consist of all of that tract, parcel and piece of land, situate, lying and being on Daniel Island, City of Charleston, Berkeley County, measuring and containing approximately 36.491 acres above the DHEC-OCRM Critical Line, more or less, located in Parcel K, Phase 1, as more fully shown on a plat entitled "A Subdivision Plat of A 36.491 Acre Tract of Land Parcel K Phase 1 Owned by The Daniel Island Company Located In The City of Charleston Berkeley County, South Carolina," prepared by Mark S. Busey, R.L.S., dated December 8, 1997, with latest revisions dated January 27, 1998, and recorded in Plat Cabinet N, Page 114, in the RMC Office for Berkeley County, South Carolina (the "36.491 Acre Tract") LESS AND EXCEPT that portion of such tract identified in cross-hatch on Exhibit A-1, attached hereto and made a part hereof.

The "Stadium Tract" shall consist of that portion of the 36.491 Acre Tract identified in cross-hatch on Exhibit A-1.

REAL-11321-1-140929-10

EXHIBIT D

STATE OF SOUTH CAROLINA COUNTY OF BERKELEY	DECLARATION OF ACCESS AND PARKING EASEMENT

THIS DECLARATION OF ACCESS AND PARKING EASEMENT (the “Declaration of Easement”) is made this          day of                     ,          by DUCK POND CREEK-SPE, LLC, a South Carolina limited liability company (“Declarant”).

WITNESSETH:

WHEREAS, Declarant is the landlord under that certain Triple Net Lease Agreement (the “Lease”) dated as of October 1, 2008, whereby Declarant leases to Blackbaud, Inc. (“Blackbaud”) as tenant certain real property consisting of approximately seventeen and six hundred seventy eight thousandths (17.678) acres, more or less, (the “Leased Parcel”) which is owned by Declarant; and

WHEREAS, approximately seven and seven tenths (7.7) acres consisting of undeveloped land and a portion of the existing parking lot described on the drawing attached hereto as Exhibit A as the “7.70 Acre Development Parcel” (the “Development Parcel”) located adjacent and contiguous to the Leased Parcel does not have vehicular access except across the Leased Parcel; and

WHEREAS, Declarant desires to grant easements across the Leased Parcel for pedestrian and vehicular access to, and development of (including utilities installation and maintenance), the Development Parcel; and

WHEREAS, all of Blackbaud, Blackbaud’s mortgagee(s), and Declarant’s mortgagee(s), hereby consent to the easements granted herein in accordance with the terms hereof.

NOW, THEREFORE, Declarant hereby declares as follows:

1.	Recitals. The recitals set out above are incorporated herein by reference.

2.

Access. There shall exist twenty four (24) hours a day, 365 days a year, a non-exclusive right of access for ingress and egress, for the benefit of the Development Parcel, over, upon, and across the access ways, driveways, and parking areas located upon the Leased Parcel for vehicular (both passenger and commercial) and pedestrian ingress, egress, and regress to and from the Development Parcel to the public right-of-way, including any access necessary or desirable for construction, maintenance and repair activities on the Development Parcel.

3.

Utilities and Drainage Easement. There are hereby granted a permanent easement through the Leased Property for the purposes of installation, maintenance, repair, and replacement of utilities including cable or other television systems, sewer, water, gas, electricity, power and telephone pipes, lines, mains, conduits, wires, poles, transformers and any and all other equipment or machinery necessary or incidental to the proper functioning of any utility system or the furnishing of such services to the Development Parcel. This is also an easement for necessary water meters, electrical meters, other utilities infrastructure, and mailboxes for the benefit of the Development Parcel. To the extent reasonably possible, such utilities for the benefit of the Development Parcel shall be located underground within the shaded areas of the Leased Parcel designated as “30 Ft. Wide Access And Utility Easement To Serve Future Development” and the “Existing 40 Ft. Wide Access Easement to Serve Future Development” on the drawing attached hereto as Exhibit B, unless otherwise located by the respective providers of the utilities services. The Development Parcel is hereby granted an easement, and shall have the right, to expand the existing drainage pond located on the Leased Property along the boundary with the Development Parcel (the “Drainage Pond”), so long as any expansion of the Drainage Pond is located on the Development Parcel, and the Development Parcel may utilize the expanded Drainage Pond for drainage of the Development Parcel so long as the capability of the Drainage Pond to provide drainage for the Leased Parcel is at least as great as the capability of the Drainage Pond as of the date of this Declaration of Easement to provide drainage for the Leased Parcel, as determined by civil engineers for Blackbaud and Declarant. If the Drainage Pond is expanded onto the Development Parcel, the Development Parcel and the Leased Parcel shall maintain that portion of the Drainage Pond located on their respective properties.

4.

Parking. The access afforded hereby shall not include any right for the benefit of the Development Parcel to park anywhere on the Leased Parcel. The parties agree that the Leased Parcel as currently configured contains at least one thousand one hundred seventy eight (1,178) parking spaces, which equals at least five and four tenths (5.4) spaces per thousand square feet of the agreed square footage of the office building located on the Leased Parcel (which square footage is agreed for purposes of this Declaration of Easement to be 217,556 square feet).

5.

Obligations. In connection with the use of the easements created herein, the owner of the Development Parcel (the “Owner”) shall require in any lease agreement for the Development Parcel or any portions thereof (hereinafter, a “Development Parcel Lease”) provisions, among others, stating (i) that the tenant (or licensee, as applicable,) under any Development Parcel Lease (hereinafter, a “Development Parcel Tenant”), shall maintain public liability insurance for matters arising out of its use of the Leased Parcel pursuant to easements created herein in a minimum amount of $5,000,000 naming the Office Tenant, as defined below, and its subtenants, if any (hereinafter, “All Office Tenants”) as additional insureds; (ii) that all Development Parcel Tenants shall comply with all applicable governmental rules, regulations, laws, restrictions (including any public or private covenants, conditions, or restrictions applicable to the Development Parcel as part of Daniel Island), and ordinances in its use of the Leased

Parcel hereunder; and (iii) that the Development Parcel Tenant shall maintain any improvements located on the Development Parcel (or the portion thereof that is the subject of its Development Parcel Lease) in good condition. Upon written request, the Owner may elect to provide to the Office Tenant a copy of each Development Parcel Lease. In the event that the Owner has elected not to provide the Office Tenant with a requested copy of a Development Parcel Lease containing such provisions, or in the event that the Owner has not entered into a Development Parcel Lease in connection with any particular use of the Development Parcel, then the Owner itself shall directly and for the benefit of All Office Tenants be obligated to perform the covenants set forth in subparagraphs (i) through (iii), above, with respect to the activities of (a) any Development Parcel Tenant the Development Parcel Lease for which the Owner has elected not to provide the Office Tenant a copy and (b) any particular use of the Development Parcel for which the Owner has not entered into a Development Parcel Lease.

6.	Binding. This Declaration of Easement shall inure to and be binding upon the heirs, successors and assigns of Declarant and Owner and shall run with and benefit and burden the Development Parcel and shall run with and benefit and burden the Leased Parcel forever or until this Declaration and the easements created hereunder shall be terminated by Owner or its heirs, successors and assigns by written, recorded instrument.

7.	Amendments. Declarant will not materially amend this Declaration of Easement without the prior written consent of the Blackbaud, the initial tenant of the Leased Parcel (together with its successors and assigns, but specifically excluding its subtenants, if any, the “Office Tenant”), which consent shall not unreasonably be withheld, conditioned, or delayed.

8.	Third Party Beneficiary. The Office Tenant shall be a third-party beneficiary hereunder and, as such, shall be entitled to enforce the covenants and obligations contained herein against the Owner and any Development Parcel Tenant.

9.

Joinder of Tenants. [All tenants under leases should consent.] Office Tenant joins in this Agreement for the sole purpose of expressing its consent hereto and of binding, subjecting and subordinating its leasehold interests under the New Blackbaud Lease to the terms, covenants and conditions of this Declaration of Easement.

10.	Joinder of Mortgagees. [All mortgagees of Declarant, Owner, and Blackbaud need to consent.] , mortgagee under that certain Mortgage from Office Tenant dated and recorded on in Book at Page in the RMC Office for Berkeley County, South Carolina joins in this Agreement for the sole purpose of expressing its consent hereto and of binding, subjecting and subordinating said Mortgage and its interest in the Reduced Office Parcel to the terms, covenants and conditions of this Declaration of Easement.

11.	Existing Stadium Easement. This Declaration of Easement is and shall remain subordinate and subject to that Declaration of Access and Parking Easement dated October 13, 1999 and recorded in Book 1769, at page 0001, and re-recorded in Book 1816, at page 0268, in the RMC Office for Berkeley County, South Carolina.

IN WITNESS WHEREOF, the duly authorized agent of Declarant has set his hand and affixed his seal as of the day and year first above written.

WITNESSES	DUCK POND CREEK-SPE, LLC, a South
Carolina limited liability company

	By:	DPC–SPE, LLC, a South Carolina limited liability company, its managing member

/s/ Geoffrey Smith		By:	/s/ Anthony E. Bakker

/s/ Kathleen Ascencio		Its:	Authorized Agent

SOUTH CAROLINA

ACKNOWLEDGMENT

BERKELEY COUNTY

I, the undersigned Notary Public do hereby certify that Anthony Bakker personally appeared before me this day and acknowledged that he is the authorized agent of DPC-SPE, LLC, a South Carolina limited liability company and managing member of DUCK POND CREEK-SPE, LLC, a South Carolina limited liability company, and that by authority duly given as the act of the limited liability company, the foregoing instrument was signed by him as its Manager under seal. Witness my hand and official seal this 5 day of December, 2008.

/s/ Kathleen Ascencio
Notary Public for
My Commission Expires: 2-21-17

IN WITNESS WHEREOF, the duly authorized agent of Blackbaud, Inc. has set his hand and affixed his seal as of the day and year first above written.

WITNESSES	BLACKBAUD, INC., a Delaware corporation

/s/ Jon W. Olson	By:	/s/ Timothy V. Williams

/s/ Tina Ostby-Barton	Its:	CFO

SOUTH CAROLINA

ACKNOWLEDGMENT

BERKELEY COUNTY

I, the undersigned Notary Public do hereby certify that Tim Williams personally appeared before me this day and acknowledged that he is the CFO of BLACKBAUD, INC., a Delaware corporation, and that by authority duly given as the act of the corporation, the foregoing instrument was signed by him as its Representative under seal. Witness my hand and official seal this 24th day of October, 2008.

/s/ Anissa Hurd
Notary Public for
My Commission Expires: 1/17/2017

(PAGE FOR ANY OTHER LESSEE OR MORTGAGEE)

IN WITNESS WHEREOF, the duly authorized agent of                      has set his hand and affixed his seal as of the day and year first above written.

WITNESSES	________________________________________________,

a corporation

By:
Its:

STATE OF

ACKNOWLEDGMENT

COUNTY OF

I, the undersigned Notary Public do hereby certify that                                          personally appeared before me this day and acknowledged that he is the                              of                                         , a                              corporation, and that by authority duly given as the act of the corporation, the foregoing instrument was signed by him as its                      under seal. Witness my hand and official seal this          day of                     ,         .

Notary Public for
My Commission Expires:

EXHIBIT A

TO

DECLARATION OF ACCESS AND PARKING EASEMENT

MARK CLARK EXPRESSWAY (R/W VARIES) I-526
7.70 ACRE DEVELOPMENT PARCEL
7.70 ACRE DEVELOPMENT PARCEL
17.678 ACRE BLACKBAUD PARCEL
CHARLESTON BATTERY STADIUM
PARCEL K-1
CHARLESTON BATTERY STADIUM
BLACKBAUD
POND
POND
DANIEL ISLAND DRIVE
75' R/W
GRAPHIC SCALE

ACREAGE CHART	
PARCEL K-1 (BATTERY)	11.056 ACRES
PARCEL K-2 (BLACKBAUD)	17.678 ACRES
DEVELOPMENT PARCEL	7.700 ACRES
TOTAL	36.434 ACRES

THIS EXHIBIT IS BASED ON A PLAT PREPARED BY SOUTHEASTERN SURVEYING OF CHARLESTON, INC. WHICH WAS RECORDED AT THE BERKELEY COUNTY REGISTER OF DEEDS OFFICE ON JUNE 24, 2003 AT PLAT CABINET Q, PAGE 40-B.

SeamonWhiteside + ASSOCIATES

BLACKBAUD CORPORATE OFFICES

DUCK POND CREEK, LLC

CHARLESTON, SC

EXHIBIT A

EXHIBIT B

TO

DECLARATION OF ACCESS AND PARKING EASEMENT

MARK CLARK EXPRESSWAY (R/W VARIES)
I-526
CHARLESTON BATTERY STADIUM
PARCEL K-1
CHARLESTON BATTERY STADIUM
POND
BLACKBAUD
POND
DANIEL ISLAND DRIVE
78' R/W
GRAPHIC SCALE
SeamonWhiteside +ASSOCIATES
BLACKBAUD CORPORATE OFFICES
DUCK POND CREEK, LLC
CHARLESTON, SC
PARKING & ACCESS EASEMENT EXHIBIT

THIS EXHIBIT IS BASED ON A PLAT PREPARED BY SOUTHEASTERN SURVEYING OF CHARLESTON, INC. WHICH WAS RECORDED AT THE BERKELEY COUNTY REGISTER OF DEEDS OFFICE ON JUNE 24, 2003 AT PLAT CABINET Q, PAGE 40-B.

EXHIBIT E

STATE OF SOUTH CAROLINA	)
	)	CAPITAL REPLACEMENT
COUNTY OF BERKELEY	)	ESCROW AGREEMENT

THIS CAPITAL REPLACEMENT ESCROW AGREEMENT (the “Agreement”) is made this          day of             , 2008 by and between DUCK POND CREEK - SPE, LLC, a South Carolina limited liability company (“Landlord”) and BLACKBAUD, INC., a Delaware corporation (collectively referred to hereinafter as “Tenant”).

R E C I T A L S

A)

Landlord currently leases certain property together with improvements thereon (the “Property”) located in Berkeley County, South Carolina, said Property currently referred to as the Blackbaud building, pursuant to that certain lease dated             , 1999 (the “Lease”).

B)

The Lease is being re-negotiated, and Landlord and Tenant are entering into a new lease (the “New Lease”) effective October 1, 2008, the terms and conditions of which have been negotiated by the parties.

C)	As a condition of the New Lease, Landlord has agreed to provide Tenant with this Agreement, which establishes an escrow account for capital improvements to the Property.

W I T N E S S E T H:

In consideration of the New Lease from Tenant to Landlord, the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires.

a)

Capitalized Repair and Maintenance shall mean those certain items of the Property, the costs of which are normally capitalized under generally accepted accounting principles, but specifically excluding routine maintenance items. Capitalized Repair and Maintenance shall also include Replacement Property (hereinafter defined).

b)	Replacement Property shall mean all installed machinery and fixtures (including fire sprinklers, alarm systems, air conditioning, heating,

refrigerating, and electronic monitoring), generator, kitchen equipment, roof, carpet and floor coverings, but specifically excluding all personal property, office furniture, office equipment and supplies of any nature whatsoever.

2.

Deposits to Escrow Account. During the New Lease term (including renewals thereof) Landlord will make available to Tenant the sum of Four Million and 00/100 Dollars ($4,000,000.00) for Capitalized Repair and Maintenance (the “Escrow Account”). The funds for the Escrow Account will be drawn down as needed from a Letter of Credit (the “LOC”) provided by Landlord for the benefit of Tenant. The issuer of the LOC shall be a financial institution with assets of not less than Two Billion Five Hundred Million Dollars ($2,500,000,000.00) acceptable by Tenant, such acceptance not to be unreasonably withheld. All sums deposited into the Escrow Account are sometimes referred to hereinafter as deposits (“Deposits”). The Escrow Account and the respective Deposits shall be held in the name of Tenant but shall be disbursed or applied only as specifically set forth herein.

3.

Periodic Disbursements from Escrow Account. Upon written notice from Tenant to Landlord and Tenant’s satisfaction of all requirements and conditions hereinafter set forth, Tenant shall make periodic disbursements of Deposits from the Escrow Account to pay for the actual costs of Capitalized Repair and Maintenance.

a)

Tenant shall submit to Landlord (not less than 30 days prior to the proposed date of any disbursement) a written request for disbursement and a certificate (“Certificate”) executed by Tenant describing the Capitalized Repair and Maintenance desired by Tenant together with a certification of the total costs to be incurred and drawn down as a Deposit (the “Replacement Costs”). Tenant shall also certify that the Capitalized Repair and Maintenance will be completed: (i) in accordance with all applicable laws, ordinances and regulations of any governmental office or authority having jurisdiction over the Property; (ii) in a good and workmanlike manner in accordance with any plans and specifications previously approved by Landlord; and (iii) in accordance with applicable insurance requirements including those of insurance underwriters. In cases of safety, power restoration, facility restoration, building infrastructure Time is of the Essence and will override the 30 day notice period.

b)

The Certificate or supplement thereof shall be accompanied by copies of all invoices and work orders, purchase orders, checks and all other documentation explaining any work to be performed, the costs of the materials and labor therefore, or other evidence satisfactory to Landlord supporting the purchase of such materials or labor.

c)	Tenant shall submit to Landlord copies of executed mechanic’s lien waivers by all contractors or suppliers whose contracts, invoices or purchase orders exceed $25,000.00.

d)

Landlord shall have the right, but not the obligation, at Landlord’s sole cost and expense, to have the Property inspected to verify that all work has been completed to Landlord’s satisfaction and is consistent with the applicable Certificate.

e)

Tenant shall not make a request for a periodic disbursement from the Escrow Account more frequently than every three (3) months. Tenant shall not request any disbursement from the Escrow Account in an amount less than $100,000.00.

f)

Prior to disbursing funds from the Escrow Account, Landlord may require that Tenant provide Landlord any documentation necessary for the issuance of any applicable title insurance endorsements as reasonably required by Landlord and Landlord’s lender.

4.	Performance of Capitalized Repair and Maintenance.

a)

Tenant represents and warrants all work constituting Capitalized Repair and Maintenance shall be performed in a good and workmanlike manner, and the quality of the work shall be commensurate and consistent with the quality of work performed in connection with the original construction of the improvements on the Property. All such items shall comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Property, including applicable building codes, special use permits, environmental regulations and applicable insurance requirements, including those of insurance underwriters.

b)

Landlord shall have the right to approve all contracts or work orders which aggregate $100,000.00 or more with contractors, subcontractors, suppliers or other parties providing labor or materials in connection with such Capitalized Repair and Maintenance. Landlord shall not unreasonably withhold approval.

c)

Tenant warrants, represents and covenants that each item of Capitalized Repair and Maintenance shall be constructed, installed or completed, as applicable, free and clear of any mechanic’s, materialmen’s or other liens of any nature whatsoever.

d)

Nothing in this paragraph or in this Agreement shall make Landlord responsible for making or completing any item of Capitalized Repair and Maintenance, require Landlord to expend funds in excess of the Escrow Account or require Landlord to warrant any such work after it is completed except for those items Landlord is responsible in section 10 of the Lease.

5.

Entry onto Property; Inspections. Tenant shall permit Landlord or Landlord’s representatives (including an independent engineer, architect or inspector) in connection with any item of Capitalized Repair and Maintenance to enter onto the Property during normal business hours and reasonable prior notice to: (i) inspect the progress of any items and all materials being used in connection therewith; (ii) examine all plans and shop drawings relating to such item; and (iii) inspect all books, records, contracts, subcontracts and other files of Tenant respecting such item. Tenant agrees to use its best efforts to cause all contractors and subcontractors to cooperate with Landlord, Landlord’s representatives, and such other persons as may enter the Property as described in this section.

6.

Prohibited Disbursements from Escrow Account. There will be no disbursement requests for any Capital Repair and Maintenance within six (6) months of the end of any lease term or renewal term thereof, as defined in the New Lease, unless: 1) such disbursement is necessary for heating or cooling the Property, or 2) the Tenant has exercised a renewal right under the New Lease.

7.

Default. In the event of default, the non-defaulting party shall be able to pursue any and all available remedies at law or equity with the non-prevailing party paying all reasonable costs and attorneys’ fees. The trier of fact shall determine who is the prevailing party.

8.

Indemnity of Landlord. Tenant is in total control of all aspects of the work contemplated herein; therefore, Tenant shall save, defend, indemnify and hold Landlord and its agents, employees, contractors, and managers harmless from and against any and all cost, expense, liability, damage, claim or assertion, including attorneys’ fees and litigation expenses that may be incurred by or made against Landlord or any such persons or entities arising from or related to any item of Capitalized Repair and Maintenance or by reason of this Agreement, including any claims of mechanic’s liens. Should Landlord incur any such liability, then Tenant shall promptly reimburse Landlord any and all cost, expense, liability or damage arising therefore, including, but not limited to, reasonable attorneys’ fees.

9.	Tenant’s Records. Tenant shall furnish such financial statements, invoices, records, papers and documents relating to the Capitalized Repair and Maintenance as Landlord may reasonably require.

10.

Successors and Assigns Bound. This Agreement shall be binding upon Tenant and Landlord and their respective successors and assigns, and shall inure to the benefit of and may be enforced by the Landlord and its successors, transferees and assigns. Tenant shall not assign any of its rights and obligations under this Agreement without the prior written consent of Landlord which consent will not be unreasonably withheld, conditioned or delayed.

11.

No Third Party Beneficiary. This Agreement is intended solely for the benefit of Tenant and Landlord and their respective successors and assigns, and no third party shall have any rights or interest in the Deposits, the Escrow Account or this Agreement. Nothing contained in this Agreement shall be deemed or construed to create an obligation on the part of Landlord to any third party nor shall any third party have a right to enforce against Landlord any right that Tenant may have under this Agreement.

12.

Effect of Disbursements. Disbursements of funds from the Escrow Account or other acknowledgment of completion of any item of Capitalized Repair and Maintenance in a manner satisfactory to Landlord shall not be deemed a certification by Landlord that the item has been completed in accordance with the applicable building, zoning or other codes, ordinances, statutes, laws, regulations or requirements of any governmental authority agency. Tenant shall at times have the sole responsibility for insuring that all items of Capitalized Repair and Maintenance are completed in accordance with all such requirements.

13.

No Agency or Partnership. Nothing contained in this Agreement shall be deemed to imply or suggest that Landlord and Tenant are joint venturers, partners or agents of each other. Their sole relationship is as landlord and tenant. Nothing herein shall render Landlord liable for any debts, obligations, acts, omissions, representations, or contracts of Tenant.

14.

Entire Agreement; Amendment and Waiver. This is the entire agreement among the parties with respect to the matters set forth herein, and all prior oral and written agreements with respect to the matters set forth herein are superseded by the terms of this Agreement. This Agreement may not be modified except by written amendment to this Agreement signed by the Landlord and Tenant, and the parties hereby: (i) expressly agree that it shall not be reasonable for either of them to rely on any alleged, non-written amendment to this Agreement; (ii) irrevocably waive any and all right to enforce any alleged, non-written amendment to this Agreement; and (iii) expressly agree that it shall be beyond the scope of authority (apparent or otherwise) for any of their respective agents to agree to any non-written modification of this Agreement. No specific waiver of any of the terms of this Agreement shall be considered as a general waiver.

15.	Notices. All notices given under this Agreement shall be in writing to the other party, at the address and in the manner set forth in the New Lease.

16.

Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement pursuant to judicial decree shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

17.

Applicable Law. The parties executing this Agreement acknowledge that the negotiations and anticipated performance of this Agreement occurred or shall occur, and that this Agreement is executed, in Berkeley County, South Carolina, and that, therefore, without limiting the parties consent to binding arbitration, the parties irrevocably and unconditionally agree that South Carolina law shall govern the interpretation of this Agreement and the rights and duties of the parties hereto.

18.	Time of Essence. Time is of the essence with respect to all provisions in this Agreement.

19.	Interpretation. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise requires:

a)

All references herein to numbered Articles or Sections or to lettered exhibits are references to the Articles and Sections hereof and the exhibits annexed to this Agreement unless expressly otherwise designated in context.

b)	The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

c)

Words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa.

d)

The terms “person” and “party” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity or government (whether Federal state, county, city, municipal or otherwise, including an instrumentality, division, agency, body or department thereof).

e)	All Article, Section and Exhibit captions herein are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, this Agreement.

f)	No inference in favor of, or against, any party shall be drawn from the fact that such party has drafted any portion hereof.

g)	The cover page, if any, and all recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated in this Agreement.

20.

Counterparts. This Agreement may be executed in any number of counterparts and by difference parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

WITNESSES:	LANDLORD:

DUCK POND CREEK – SPE, LLC, a South Carolina limited
liability company

		By:	DPC–SPE, LLC, a South Carolina Limited liability company, its managing member

/s/ Kathleen Ascencio	By:	/s/ Anthony E. Bakker
	Name:	Anthony E. Bakker
/s/ Geoffrey Smith	Its:	Authorized Agent

WITNESSES:	TENANT:

BLACKBAUD, INC., a Delaware corporation

/s/ Jon W. Olson	By:	/s/ Timothy V. Williams
	Name:	Tim Williams
/s/ Tina Ostby-Barton	Its:	CFO